264463585v.3 FOR IMMEDIATE RELEASE September 30, 2021 Washington Federal Bank, N.A. Agrees to Civil Money Penalty for AML/BSA Consent Order SEATTLE – Washington Federal Bank, N.A., dba WaFd Bank, (“WaFd Bank”), subsidiary of Washington Federal, Inc. (NASDAQ: WAFD) (“Washington Federal”) today announced that it has entered into an agreement with the Office of the Comptroller of the Currency (“OCC”) to pay a $2.5 million civil money penalty associated with its previously-disclosed February 2018, Consent Order for Anti-Money Laundering and Bank Secrecy Act (“AML/BSA”) deficiencies (“Consent Order”). Coupled with the enhancements already made to its AML/BSA program, WaFd Bank views the payment of the civil money penalty as a milestone toward resolution of the Consent Order, which remains in place. “WaFd Bank is committed to building and maintaining an effective AML/BSA program and appreciates the opportunity to continue working with the OCC to achieve that goal,” said WaFd Bank President and CEO, Brent Beardall. About Washington Federal, Inc. Washington Federal, Inc. is the parent company of WaFd Bank, a national bank with business consisting primarily of accepting deposits from the general public and investing these funds in loans of various types, including first lien mortgages on single-family dwellings, construction loans, land acquisition and development loans, loans on multi-family, commercial real estate and other income producing properties, home equity loans and business loans. WaFd Bank also invests in certain United States government and agency obligations and other investments permitted by applicable laws and regulations. As of September 30, 2021, WaFd Bank has 219 branches located in Washington, Oregon, Idaho, Arizona, Utah, Nevada, New Mexico, and Texas. Through WaFd Bank’s subsidiaries, Washington Federal is also engaged in insurance brokerage activities. Forward-Looking Statements and Factors that Could Affect Future Results The foregoing information should be read in conjunction with the financial statements, notes and other information contained in Washington Federal’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This press release contains statements about the Washington Federal’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws and are based on current information and/or management's good faith belief as to future events. The words “estimate,” “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. Washington Federal undertakes no obligation to update or revise any forward-looking statement.

264463585v.3 Contact: Washington Federal, Inc. 425 Pike Street, Seattle, WA 98101 Brad Goode, SVP, Chief Marketing Officer 206-626-8178 brad.goode@wafd.com